EMPLOYMENT AGREEMENT

Serves as notice to the Employee pursuant to the Notice to Employee Law (Employment Terms), 5762-2002

THIS EMPLOYMENT AGREEMENT (this "**Agreement**") dated as of April 1st, 2018 (the "**Effective Date**"), is made and entered by and between Motus G.I. Medical Technologies Ltd., a private limited company organized under the laws of the state of Israel (the "**Company**"), and Ravit Ram (ID No. 27398326 of Hagidonim 29, Zichron Yaacov (the "**Employee**").

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

1. **Preamble, References and Exhibits**

1.1. The preamble to this Agreement and its Exhibits constitute an integral part hereof.

1.2. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

1.3. References to the masculine gender shall include the feminine, unless the context otherwise requires.

2. **Position**

2.1. The Employee shall serve in the position described in **Exhibit A** hereto, or any other substantially similar position (whichever title such position shall have), as shall be determined by the Company. In addition, the Employee may receive different tasks, from time to time, to correlate with Company's necessities. The Employee shall perform and discharge his duties and obligations hereunder diligently, faithfully, conscientiously and with professionalism and dedication and in furtherance of the Company's best interests, reputation and good name.

2.2. In his position the Employee shall report regularly to the person set forth in **Exhibit A** hereto regarding his work, or to any other person as the Company, at its sole discretion, shall instruct the Employee from time to time (the "**Supervisor**"). In addition, the Employee will inform the Supervisor on any other information involved in fulfilling his position and/or which shall be brought to his attention and is related to the Company.

2.3. The Employee shall perform his duties hereunder at the Company's facilities in Israel, but acknowledges and agrees that his position may involve significant domestic and international travel which may result in extensive period time. For the avoidance of doubt, the Employee further acknowledges and agrees that the commuting time in connection with such traveling shall not be regarded as working time, and the Employee shall not be required to render any services to the Company during such time. During the Employee's time abroad, in connection with his employment in the Company, he will be granted rest hours as stipulated by law, in which the Employee will not render any service to the Company and will be free to engage in his private business. For these rest hours the Employee will not be entitled to any salary and/or compensation and/or any other payment.

3. **Scope of Employment**

3.1. The scope of position of the Employee will be as set forth in **Exhibit A** hereto. The Employee's working hours and working days are delineated in **Exhibit A** hereto. Employee is aware and acknowledges that the working hours may vary from time to time, as shall be determined by the Company, according to work requirements. Furthermore, the Employee is aware and acknowledges that in performing his duties towards the Company, he may be required to work extra hours and occasionally on holidays and rest days, as per the requirements of his work (up to the scope of the limited Overtime Quota set forth in **Exhibit A** hereto). The Employee acknowledges and agrees that he shall not be allowed to work extra hours beyond such scope, without receiving prior written consent from his Supervisor to do so, and that he shall not be entitled to any form of salary or compensation, or any other rights or claims whatsoever, for any such unauthorized extra hours.

3.2. The Employee shall cooperate with the Company in maintaining a record of number of hours of work performed, in accordance with the Company's policy and instructions.

The Employee shall dedicate his best efforts, skills, know-how, experience and expertise, and his full time and attention, exclusively to the business and affairs of the Company and to the performance of his duties to the Company, and undertakes not to engage in or be associated with, directly or indirectly, any

other work, business, or commercial or professional activity, whether as an employee or otherwise, and whether or not for compensation, during Employee's employment with the Company, without the prior written consent of the Company.

3.3. The Employee further warrants and undertakes that he shall not receive any payment, compensation or benefit from any third party, directly or indirectly, in connection with his employment by the Company. In the event that the Employee breaches this undertaking such payment, compensation or benefit shall become, without derogating from any of the Company's right by law or contract, the sole property of the Company and the Company may deduct the cost/value of such payment, compensation or benefit from any sums the Employee may be entitled to receive from the Company.

4. **Personal Agreement**

4.1. This Agreement is personal, it establishes the employment relationship between the Company and the Employee, and the terms and conditions of the employment shall be solely as set forth herein. This Agreement shall apply to the parties hereto and, except as required by law or extension order, no other arrangement or agreement of any type, including any collective agreement (*Heskem Kibutsi*) or collective arrangement (*Hesder Kibutsi*), shall apply in respect of the employment relationship hereunder.

4.2. Employee declares and agrees that all payments, rights, and benefits which are or may be due by the Company for the Employee's employment at the Company are set forth in this Agreement, and that neither the Employee, nor anyone on his behalf, shall be entitled to any additional payments or compensation from the Company other than as explicitly provided herein. It is hereby affirmed that the exclusivity of this Agreement, as explained above, has been taken into consideration in determining the costs and payments undertaken by the Company hereunder.

5. **Employee's Representations and Warranties**

The Employee warrants, represents and undertakes as follows:

(a) There is no impediment, whether legal, contractual, or otherwise, preventing or limiting him from entering into this Agreement and carrying out his duties and obligations, as defined herein;

(b) The execution and delivery of this Agreement and the fulfillment of its terms do not require the consent of any person or entity, and will not constitute a default under, or conflict with, any agreement or other instrument to which the Employee is a party or by which he is bound;

(c) The Employee will inform the Company immediately and without delay upon becoming aware of any affair and/or matter that may in any way raise a conflict of interest between the Employee (or any member of Employee's immediate family) and the Company and/or any of its affiliates;

(d) The Employee is not currently and shall not by entering into this Agreement and performing his duties and obligations hereunder be deemed to be (i) violating any right of any third party, including any former employer(s) or partner(s) of the Employee, or (ii) in breach of or in conflict with, any of Employee's obligations and/or undertakings towards such former employer(s) or partner(s), or under any agreement to which Employee is a party, or any rules or policies of any of the foregoing by which the Employee is bound. Without derogating from the generality of the aforesaid, the Employee warrants and undertakes that he will not bring onto the premises of the Company, and will not disclose to the Company, or use, misappropriate or utilize, as part of his engagement with the Company and/or in connection therewith, any trade secrets, proprietary or confidential information, unpublished documents, intellectual property, equipment or other materials, in each case belonging to any former employer(s) of the Employee or any other person to whom the Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

(e) In carrying out Employee's duties, Employee shall not make any representations or undertake in any way on behalf of the Company, except as expressly authorized so to do; and

(f) He will comply with all the Company's disciplinary regulations, work-rules, policies, procedures and objectives, as in effect from time to time, and will adhere to any applicable law or provision, pertaining to his employment hereunder. In addition, the Employee will document the products of his work, and all relevant information that was generated in the course of his work, in a confidential and orderly manner

that will enable access and use of such information by his Supervisor and other authorized people in the Company.

6. **Employee's Personal Information**

6.1. The Employee hereby acknowledges, agrees and explicitly consents of his own free will and although not necessarily required to do so under law, that the information in this Agreement and any other information concerning his employment with the Company, including, without limitation, any personal information that was provided to the Company by the Employee or that was otherwise gathered by the Company (such as the Employee's address, phone number, e-mail, salary and other social and fringe benefits, date of birth, ID number, residency, marital status, resume, etc.), will be stored, processed, used, held and managed by the Company and/or on its behalf, *inter alia*, by magnetic or optical means that are designated for digital processing or in other forms of database(s) in accordance with applicable law. The Employee confirms that he has been informed of his right of access and correction to Employee's personal data by contacting the Company.

6.2. The Employee further explicitly confirms that the Company shall be entitled, without prior notice, to maintain, store, process and hold such information outside the country, as well as to transfer and disclose such information to third parties, in Israel or aboard. The Company undertakes that the information will be used, processed and transferred for legitimate business purposes only. Examples of such legitimate business purposes may include: (i) human resources management; (ii) assessment of potential transactions; and (iii) transfer to a successor entity upon a merger, consolidation, change of control or other corporate reorganization of the Company. The Company may also share such information for other legitimate business purposes on an anonymous basis (i.e., after removing from it the Employee's name and any other personally identifying information which can be reasonably used to trace the Employee's identity).

6.3. The Employee further acknowledges and agrees that the Company may reveal such information, if required to do so by law, regulation or other governmental authority, or in order to defend itself against any third-party claims.

7. **Use of Company Computers and Email Monitoring**

During his employment with the Company and in connection therewith, the Employee may be provided with a personal computer station and/or a laptop computer, a cellular phone and a personal e-mail account and address (hereinafter the "**Company's Equipment**"). It is hereby agreed and clarified that the Company is and shall remain at all times the sole and exclusive owner of the Company's Equipment, and retains the right to monitor and inspect them from time to time, in a reasonable manner to the maximum extent permitted by applicable. The terms of the company's monitoring of the company's equipment are noted in the company's handbook.

8. **Proprietary Information; Assignment of Inventions and Non-Competition**

Concurrently with the execution of this Agreement, the Employee shall sign the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement, attached hereto as **Exhibit B**.

9. **Term of Employment**

9.1. The employment of the Employee by the Company commenced on the Commencement Date, and shall continue for a non-fixed period until it is terminated as hereafter provided. For the avoidance of doubt – the Employee shall be regarded as an employee of the Company continually as of the Commencement Date.

9.2. Either party may terminate this Agreement, for any reason whatsoever, by providing the other party with a prior written notice as set forth in **Exhibit A** (the "**Notice Period**").

9.3. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship between the parties shall remain in force and effect and the Employee shall be obligated to continue to discharge and perform all of his duties and obligations hereunder. Notwithstanding the aforesaid, the Company shall be entitled to terminate this Agreement and waive Employee's employment with Company during the Notice Period or any part thereof, immediately or at any time prior to the completion of the Notice Period. In such event, the employer-employee relationship between the parties will come to an end forthwith or as of the effective date of

such waiver (as applicable), and the Company shall pay the Employee a one-time amount equal to the Salary, as defined in Section 10 below (excluding managers insurance, advanced study fund, expenses, company car and all other benefits) that would have otherwise been paid to the Employee during the Notice Period as if the Employee were to continue to be employed by the Company for the duration of such Notice Period (or the remainder of the Notice Period, as applicable).

9.4. Notwithstanding the foregoing and without derogating from any remedy to which the Company may be entitled under any applicable law or otherwise, the Company may immediately terminate this Agreement without any advance notice and/or compensation, including advance notice compensation and/or severance pay, if the circumstances of the termination justify the elimination of severance pay according to the provisions of the General Permit (as defined below) or the provisions of any applicable law, including, without limitation, any of the following circumstances ("**Termination for Cause**"): (i) a breach of the Employee's duty of trust towards the Company; (ii) a commission of a severe disciplinary violation, including but not limited to embezzlement, theft or self-dealing; (iii) a breach of any of the Employee's confidentiality, non-competition, intellectual property related or other undertakings under **Exhibit B** of this Agreement; (iv) willful or repeated failure to perform any of the Employee's functions or duties (including the directives of the Employee's Supervisor), or any failure to perform any of the Employee's fundamental functions or duties hereunder; (v) any willful act or gross negligence of the Employee resulting in material loss or damage to the Company or any of its affiliates (including, but not limited to loss or damage to the reputation or any property of the Company or any of its affiliates); (vi) the Employee being indicted for a criminal act related to his employment with the Company, or a criminal act involving moral turpitude, or a crime which does not befit Employee's position; or (vii) any other cause justifying termination or dismissal in circumstances in which the Company can deny the Employee's severance payment under applicable law.

9.5. In the event that the Employee shall resign without providing a prior notice as required under Section 9.2 above, the Company shall be entitled to deduct from all amounts due to the Employee by the Company, an amount equal to the Employee's usual Salary that would have been paid to him in respect of the portion of the Notice Period that he did not work, as liquidated damages. Such right shall not derogate from the Company's rights to sue the Employee for damages actually caused to the Company as a result of the Employee failing to fulfill his obligations in respect of the provision of advance notice.

9.6. Upon the termination of the employment of the Employee, or the Company's request to do as follows, the Employee undertakes to: (i) cooperate with the Company and use his best efforts to assist the Company with the integration into the Company's organization of the person(s) who will assume the Employee's responsibilities and to transfer his duties to such person(s) in an orderly manner, and without causing any damage to the Company; and (ii) return to the Company any assets, properties, documents, equipment and other materials of the Company which were provided to him or which are otherwise in his possession, including, but not limited to, Company's computer, laptop, work cards, car, cellular phone, keys, and the like (if and to the extent applicable). The Employee shall have no (and hereby irrevocably waives any) rights of lien or withholding with respect to any such assets, properties, equipment, documents and materials of the Company (including content of e-mail account and Confidential Information as defined in **Exhibit B** hereto).

9.7. Notwithstanding anything herein to the contrary, the provisions of **Exhibit B** hereto shall survive the termination or expiration of this Agreement, for any reason whatsoever.

10. **Salary**

10.1. As a full and final consideration for the fulfillment of the Employee's position and duties hereunder, the Company shall pay to the Employee a monthly gross salary in the amount set forth in **Exhibit A** (the "**Base Salary**").

10.2. Since both the Company and the Employee expect that the work load at the Company may require from time to time extensive volume of working hours, the Company will pay to the Employee on a monthly basis, in addition to the Base Salary and in consideration of any services that the Employee may render at overtime hours, a global gross amount as set forth in **Exhibit A** hereto (the "**Global Overtime Remuneration**"), for the number of overtime hours specified in **Exhibit A** ("**Overtime Quota**"), which reflects full compensation for the amount of overtime hours which the Employee is expected to work per month. The Base Salary together with the Global Overtime Remuneration shall constitute the "**Salary**" for purposes of this Agreement.

10.3. The Global Overtime Remuneration has been determined based on the Company's estimation of the scope of overtime hours per month which the Employee's position requires. Employee acknowledges and agrees that he shall not be allowed to work overtime hours beyond the scope of the Overtime Quota, without receiving prior written consent from his Supervisor to do so, and that he shall not be entitled to any form of salary or compensation, or any other rights or claims whatsoever, for any such unauthorized overtime hours exceeding the said limited Overtime Quota.

10.4. It is hereby agreed, that the Global Overtime Remuneration is conditional and is and shall constitute a real and true supplement above and beyond the Employee's Base Salary, and which according to applicable law is not to be taken into account as part of the Employee's Base Salary for the purpose of calculating the Employee's social entitlements or rights. However, the Company agrees, ex-gratia and without derogating from the nature of the of the Global Overtime Remuneration, that the Salary (i.e. the Base Salary together with the Global Overtime Remuneration) shall serve as the basis for the payment of social benefits and all rights to which the Employee is entitled in accordance with this Agreement and in accordance with the law.

10.5. It is hereby expressly agreed that should it be resolved by a competent court, or by any other authorized body, that regardless of the parties' assumption and the payment of the Global Overtime Remuneration, the Employee is entitled, in consideration of any services that the Employee rendered at overtime hours, for overtime payments on a detailed hourly basis and/or other additional payments, then the Employee shall repay to the Company the full amount of Global Overtime Remuneration received from the Company (together with interest and linkage differentials according to law), and the value of the social benefits paid to the Employee, ex-gratia, for the components of the Global Overtime Remuneration as aforesaid, shall be deemed as payment on account of any payments for overtime hours that the Employee will be awarded (if awarded) due to such ruling. By signing this Agreement, the Employee hereby renders his express approval and permits the Company to offset such amounts from any amount that the Employee will be awarded (if awarded) due to such ruling.

10.6. The Employee acknowledges and agrees that the payment of a stipend, bonus, "13th salary", or any other payment including an advance for the aforementioned payments that is not explicitly classified as part of the Salary in accordance with the terms of this Agreement, shall not be deemed to be part of the Employee's Salary for any purpose, including, and without derogating from the generality of the foregoing, for the purpose of the payment of severance pay or advance notice compensation, social benefits or for any other payment or accompanying deduction under this Agreement or under any applicable law.

10.7. The Salary shall be paid to the Employee once per month in accordance with the Company's normal and reasonable payroll practices, no later than the 9th day of each calendar month, for the preceding month.

11. **Pension Arrangements**

11.1. Subject to guidelines set from time to time by the applicable authorities, which may cause a change in the arrangements specified below, the Company shall insure the Employee under an accepted pension arrangement (as of the date and to the extent required to do so by the applicable extension order or any applicable law), as follows:

(a) Should the Employee elect to obtain a managers' insurance policy (the "**Managers Insurance**"): (i) Severance - the Company will pay an amount equal to 8⅓% of the Salary; (ii) Pension and disability insurance at the rate required to insure 75% of the Employee's Salary - the Company will pay an amount equal to 6½% of the Salary (provided that in no event, the amount contributed to the pension component alone will be less than 5% of the Salary and in the event that it will be necessary to increase the costs of the disability component, the aggregate cost to the Company for purchasing the disability component together with the contributions toward the pension component, will not, in any event, exceed 7.5% of Salary), and the Company will deduct from the Employee's Salary a sum equal to 6% of the Salary as Employee's contribution.

(b) Should the Employee elect to obtain a pension fund (the "**Pension Fund**"): (i) Severance - the Company will pay an amount equal to 8⅓% of the Salary; (ii) Pension - the Company will pay an amount equal to 6½% of the Salary, and will deduct from the Employee's Salary a sum equal to 6% of the Salary as Employee's contribution.

11.2. In the event the Employee chooses to combine the pension arrangements, the above percentages will apply to such respective portion of the Salary which the Employee has allocated towards each pension arrangement (as applicable).

11.3. The Employee hereby instructs the Company to transfer to his Managers Insurance and/or the Pension Fund (as applicable) the amounts that constitute the aforementioned Employee's and Company's contributions by deducting such amounts from each Salary payment.

11.4. The parties agree that in the event of termination of the Employee's employment for any reason whatsoever, the Company shall release to the Employee the amounts contained at the time of such termination in the Employee's Managers Insurance and/or Pension Fund (as applicable), including the Company's contributions. Notwithstanding the aforesaid, in the event of Termination for Cause or in any other circumstances in which the Employee's entitlement to severance compensation may be denied by a final court decision and/or under applicable law, only the portions of such Managers Insurance and/or Pension Fund (as applicable) constituting the Company's contributions towards pension (but excluding the Company's contributions towards severance pay), shall be released to the Employee.

11.5. Subject to payment to the Employee by the Company of all payments under this provision, including the transfer of the Managers Insurance and/or Pension Fund (as applicable) to the Employee upon the termination of his employment (subject to the terms of the Section 11.4 above), the Employee represents, acknowledges and confirms that payments by the Company under this provision are and shall be in lieu of the Company's statutory obligations to pay severance pay, if required, for all intents and purposes pursuant to the Severance Pay Law, 5723-1963 (the "**Severance Pay Law**"), in accordance with Section 14 of the Severance Pay Law and the General Approval of the Labor Minister Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay promulgated under the aforementioned Section 14 (the "**General Permit**"), and the Company shall be relieved from any additional or other obligations to pay the Employee severance pay.

11.6. The Company waives its right to repayment of any amounts paid by the Company to the Employee's Managers Insurance and/or Pension Fund (as applicable), unless the Employee's right to severance pay is denied by a judicial decision according to Section 16 or 17 of the Severance Pay Law or in the event that the Employee withdraws funds from the Managers Insurance and/or Pension Fund (as applicable) in circumstances other than a "conferring event" (which for the purposes of this Section 11.6 shall include death, disability, or retirement at the age of 60 or over). For the avoidance of doubt, it is hereby clarified that in any of the aforementioned circumstances, the Company will be entitled to receive repayment of any amounts paid by it to the Employee's Managers Insurance and/or the Pension Fund.

11.7. The Employee shall bear and be responsible for any and all tax obligations imposed on him in connection with the above Managers Insurance and/or Pension Fund (including, without limitation, in connection with the Company's contributions thereto).

11.8. By signing this Agreement, the Employee affirms his consent to the described arrangement, which is in accordance with the General Permit that is attached to this Agreement as **Exhibit C** and forms an integral part thereto.

12. **Additional Benefits**

12.1. Vacation. The Employee shall be entitled to the number of leave days per each year of employment with the Company as set forth in **Exhibit A**, or the applicable minimal quota of annual leave required in accordance with the provisions of the Annual Leave Law, 5711-1951 (the "**Annual Leave Law**"), whichever is higher (the "**Annual Leave Quota**"). The Company shall be entitled to direct use of the leave days, in coordination with the Employee.

Employees are permitted to accrue the remainder of their unused vacation days to the following year, employees are required to utilize at least half of their consecutive vacation days during the calendar year. Employees are permitted to accrue the remainder of their unused vacation days to the following year, up to a maximum of your annual vacation days noted in your contract (any days in excess of said maximum shall be erased).

Generally, an employee's Vacation Days balance should not be negative. Employees needing time away from work prior to accruing the Vacation Days necessary may be allowed to borrow against non-accrued Vacation Days with their manager's approval. It is up to the manager's discretion to approve these types of requests on a case-by-case basis. It should be noted that employees annual vacation days

balance can reach up to minus three (3) day during the calendar year. At the end of the year December 31st, the balance should offset. Any negative days will be reduced from the employee's salary.

12.2. Sick Leave. The Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 5736-5736 (the "**Sickness Pay Law**"), subject to the presentation of appropriate medical records. However, the company shall pay a full salary from the first day of absence. The Employee shall not be entitled to sick leave pay from the Company if the same was paid in full in the framework of an insurance policy for the loss of the Employee's ability to work, to which the Company contributed funds on behalf of the Employee. Sick days may be accrued, as per the Sickness Pay Law, but they may not be redeemed under any circumstances.

12.3. Recuperation Payments. The Employee shall be entitled to recuperation payments (*Dmey Havra'a*) in accordance with the applicable expansion order (if and to extent applicable).

12.4. Additional benefits. The Employee shall be entitled to additional benefits if and to the extent set forth in **Exhibit A**.

13. **Taxes and Compulsory Payments**

The Employee shall bear any tax imposed or applied in connection with the payments and benefits provided for under this Agreement, and the Company shall be entitled to withhold, deduct at source, transfer to the relevant governmental authorities and/or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the payments and other benefits paid to or received by the Employee hereunder.

14. **Miscellaneous**

14.1. This Agreement and all Exhibits attached hereto constitute the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matters hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

14.3. No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

14.4. In the event that one or more of the provisions of this Agreement shall be held unenforceable and/or invalid for any reason, such determination shall not affect the enforceability or validity of the remaining provisions of this Agreement, and both parties hereto shall endeavor to carry out the provisions of this Agreement according to its spirit and its language, including by way of replacing such unenforceable and/or invalid provisions with alternate provisions whose effects come as close as lawfully possible to the intention of the parties underlying the invalid unenforceable and/or unenforceable provisions.

14.5. Any notice or other communications in connection with this Agreement shall be made in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice), sent via registered mail, messenger or email. Such notice shall be deemed given after four (4) business days, if sent via registered mail; after one (1) day if sent by messenger, provided a proof of delivery has been received; after one (1) day if sent by email, provided however, that a computerized automatic "received" approval (delivery receipt) was sent by the email server.

14.6. The Employee declares that he has read and fully understood this Agreement and that he is signing it of his own free will, after having been given the opportunity to consult with third parties, including his attorneys.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the day and year set forth above.

Motus G.I. Medical Technologies Ltd.	The Employee
By: A. Taylor	Name: Ravit Ram
Title: ____________	

Digitally signed by Andrew Taylor
DN: cn=Andrew Taylor, o=CEO, Motus GI, ou, email=Andrew@motusgi.com, c=US
Date: 2018.02.13 15:35:18 -05'00'

Exhibit A

Terms of Employment

Name of Employee:	Ravit Ram
Position:	VP Operations and Finance
Supervisor:	CFO
Scope of Position:	Full-time
Working Hours and Days:	Employee's working hours and working days shall be no less than nine (9) hours per day (including work breaks prescribed by applicable law), from Sunday to Thursday (with the exception of holidays). The weekly rest day shall be Saturday.
Notice Period:	During the first three (3) months of the Employee's employment (the "**Initial Term**"), the Notice Period shall be in accordance with applicable law; Thereafter - the Notice Period shall be thirty (45) days.
Base Salary:	37,100 [*Note: Should constitute > 70% of the Salary*]
Global Overtime Remuneration:	15,900 [*Note: Should constitute < 30% of the Salary*]
Overtime Quota	[*40 hours*]
Annual Leave Quota:	21
Education Fund:	Commencing upon the expiration of the Initial Term (if Employee remains an employee of the Company thereafter), the Company and the Employee shall maintain (without any retroactive contributions) an advanced study fund ('Keren Hishtalmut') for the benefit of the Employee (the "Advanced Study Fund"). The Company shall contribute to such Advanced Study Fund an amount equal to 7.5% of the Employee's Salary. The Employee shall contribute an amount equal to 2.5% of Employee's Salary. The Employee hereby irrevocably instructs the Company to deduct from his Salary such amounts of the Employee's contributions and transfer them to the Advanced Study Fund. It is clarified that Employee shall bear any and all tax payments which shall apply, to the extent that they shall apply, to any deduction exceeding the ceilings recognized for income tax purposes.
Equity	Subject to the terms of the Company's 2016 Equity Incentive Plan (the "Plan") and approval of the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board (the "Compensation Committee"), the Executive will be granted options to purchase up to 50,000 (as defined in the Plan) shares of the Company's common stock, on the terms and conditions determined by the Board or the Compensation Committee, with an exercise price equal to no less than fair market value per share on the date of grant in accordance with the Plan, and as determined by the Board or the Compensation Committee at its next meeting, with a vesting schedule and other terms and conditions to be determined by the Compensation Committee. During the term of this Agreement, subject to the terms and conditions established within the Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive also shall be eligible to receive from time to time stock options, stock unit awards, performance shares, performance units, incentive bonus awards, other cash-based awards and/or other stock-based awards (as permitted by the Plan), in amounts, if

	any, to be approved by the Board or the Compensation Committee in its discretion.
Bonus	Annual bonus up to 23% of salary, based on performance as defined by the company's board of directors.
Cellular	The company will provide the employee with a cellular line and an additional 120NIS for phone maintenance. All tax obligations from the use of this benefit will be deducted from your monthly salary.
Company Car / Maintenance	The company will provide the Employee with a company car for work purposes (the "Company Car"). The employee is entitled to choose a car from a list determined by the company (from class 5). Subject to the foregoing, the Company shall bear the following costs of the Company Car: governmental licenses, gasoline, toll road fees and insurance. The Company shall not bear (i) any fines or summons imposed on or with respect to the Car, including, without limitation, fines imposed for traffic or parking violations, (ii) any amounts payable by the holder of the insurance policy in the event of damage caused to the Car, (iii) any non-work-related parking expenses, and (iv) any sums payable to the rental company in connection with premature termination of the Car's rental term due to resigning of the Employee or termination of employment. The Employee agrees to solely bear all amounts specified above and gives an irrevocable consent to the Company's withholding such amounts (if unpaid directly by Employee) from the Employee's monthly salary. The Employee undertakes to take good care of the Company Car and ensure that the provisions and conditions of the leasing agreement and insurance policy relating thereto are strictly observed (including the provisions with respect to the safeguarding of the Company Car). No person, other than the Employee [and the members of Employee's immediate family (excluding any member who is a "new driver")] [If applicable – please confirm that same in not prohibited by the Company's leasing agreement or insurance policy] shall be entitled to use the Company Car, except any person authorized to do so by the Company. It is hereby agreed that all taxes obligations arising from of the possession and/or use of the Company Car shall be borne entirely by the Employee, and the Employee shall not be entitled to any reimbursement or a grossing-up therefor. For the avoidance of doubt, it is hereby clarified that the provision of the Company Car shall be in lieu of the Company's reimbursement of the Employee's commuting expenses. In case the employee decides not to take the option of a company car, he will be entitled to car maintenance payment of gross 3000 per month; the Company shall not include the car maintenance Pay for the purpose of calculating your social entitlements and rights. Payments of the Company Car or maintenance by the Company under this paragraph are in lieu of travelling expenses to and from work as required.

Exhibit B

Proprietary Information, Assignment of Inventions and Non-Competition Agreement

Name of Employee: Ravit Ram

ID No. of Employee: 27398326

General

1. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement to which this undertaking (the "**Undertaking**") is attached (the "**Agreement**"). For purposes of any undertaking of the Employee toward the Company hereunder, the term "Company" shall include the parent company of the Company and any subsidiaries and affiliates of the Company. The Employee's obligations and representations, and the Company's rights, under this Undertaking shall apply as of the first date the Employee become engaged with the Company, regardless of the actual date of execution of the Agreement.

Confidentiality; Proprietary Information

2. The Employee acknowledges and understands that the Company possesses certain Proprietary Information (as defined below) that is important and has commercial value to its business. For purposes hereof, "**Proprietary Information**" shall include any and all information and data, whether or not marked or designated as confidential, that was or will be Discovered (as defined below) by the Employee and/or others for and/or on behalf of the Company, or that will be disclosed, exposed or otherwise become known to, or accessed by, the Employee in the course of his engagement with the Company (all whether in oral, written, graphic, or machine-readable form, or in any other form), including, without limitation, any information concerning and/or relating to the business, technological and/or financial activities of the Company and/its affiliates (whether originated by the Company or received from third parties) and any patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), techniques, algorithms, processes, methods, systems, designs, drawings, photographs, models, prototypes, computer programs, ideas, samples, concepts, know how, development or experimental work, work in progress, mask work, inventions, improvements, research and development activities, research data, research results, research records, test results, materials, formulas, trade secrets and industrial secrets, product plans, business strategies, financial information, forecasts, personnel information, and also confidential commercial information such as investments, investors, service providers, customers lists, suppliers lists, cost data, marketing plans, and the like. Notwithstanding the aforesaid, the Company's Proprietary Information shall not include any information that the Employee can show, by providing documentation or other factual evidence, to be known to the Employee prior to joining the Company, and/or generally known to the public, except as a result of the breach of any of the Employee's undertakings under this Undertaking.

3. The Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee acknowledges and agrees that such information shall also be deemed Proprietary Information of the Company for the purposes of this Undertaking.

4. The Employee agrees that all Proprietary Information, and any and all patents, trademarks, copyrights, trade secret rights and other intellectual property and ownership rights in connection therewith, shall be the sole and exclusive property of the Company, and the Employee hereby irrevocably assigns to the Company any rights he may be deemed to have therein and/or thereto. Disclosure of the Proprietary Information to the Employee shall in no way serve to create, by implication or otherwise, on the part of the Employee, a license to use, or any proprietary right in, the in-Company Inventions (as defined below) and/or Proprietary Information, including in any proprietary product, trademark, copyright or other right of Company.

5. Without limitation of the foregoing, the Employee agrees and acknowledges that all memoranda, books, notes, records (electronic and others), email transmissions, charts, formulae, specifications, drawings, recordings, computer disks, tapes, printouts, photographs, lists, documents or other media or tangible items made, reproduced, compiled, received, held or used by the Employee in connection with his employment by the Company or that contain, embed or otherwise relates to any Proprietary Information (the "**Confidential Materials**"), shall be the Company's sole and exclusive property and shall be deemed to be Proprietary

Information. During the term of the Employee's employment with the Company, Employee shall not remove from the Company's offices or premises any Confidential Materials unless and to the extent necessary in connection with the performance of the duties and responsibilities of Employee towards the Company and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company's offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

6. The Employee confirms and understands that his engagement creates a relationship of confidence and trust with the Company in respect to the Proprietary Information, and he warrants and undertakes that at all times, both during the employment relationship between the parties and for an unlimited period thereafter, the Employee will keep and maintain the Proprietary Information in strict confidence and trust, and will not disclose, use or utilize, for himself or others, directly or indirectly, any part of the Proprietary Information without the prior written consent of the Company, except as may be necessary and appropriate in the ordinary course of performing Employee's duties under the Agreement, whilst maintaining the Company's best interests.

7. Upon the earlier of the termination of the Employee's employment or the Company's first request, the Employee will promptly deliver and return to the Company all Confidential Materials, including all records, products and samples received by the Company and/or in the course of his employment with the Company, and any copies, reproductions and summaries thereof, as well as any notes, memoranda or other documentation which contain or pertain to the Proprietary Information or any portion thereof, and any other documents and materials of any nature pertaining to Employee's engagement with the Company, all whether in his possession or under his control, and shall erase all electronic records thereof, and shall so confirm to the Company in writing.

Disclosure and Assignment of Inventions

8. Employee acknowledges and understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business and that, as an essential part of Employee's employment with the Company, Employee is expected to create, or contribute for, inventions of value for the Company.

9. For the purposes of this Undertaking, the following capitalized terms shall have the following meaning:

"**Intellectual Property Rights**" means all intellectual property rights recognized by the law or treaty of any jurisdiction or country, including, without limitation, any and all: (i) patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereto for, trade names and packaging and all goodwill associated with the same; and (vi) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights.

"**Inventions**" means any and all inventions, innovations, improvements, designs, original works of authorship, formulas, algorithms, concepts, techniques, methods, systems, processes, compositions of matter, know-how, computer software programs, source code, modules, databases, artworks, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secret.

"**Company Inventions**" means any Inventions that are discovered, developed, made, authored, contributed to, worked on, conceived, first reduced to practice and/or created by Employee, whether alone or jointly with others ("**Developed**"), as of the first date the Employee become engaged with the Company and whether during (or, with respect to Inventions that fall within clauses (i) and (ii) of this definition, after) the period of Employee's engagement with the Company (including after working hours, on weekends or during vacation time), and that are either: (i) Developed using equipment, supplies, materials, funds, facilities, intellectual property or Proprietary Information of the Company, (ii) Developed in the course of the Employee's employment with the Company and/or result from work performed by the Employee for the Company, and/or (iii) related to the Company's, or to its current or demonstrably anticipated research and development. For clarity and without derogating from the generality of the foregoing, Company Inventions will also include for all purposes and intents hereunder any other Inventions that may be deemed as "*service inventions*" pursuant

to the provisions of Section 132 of the Israel Patent Law, 5727-1967 (the "**Patent Law**"), as well as all other work products that are made by the Employee (solely or jointly with others) within the scope of his employment.

"**Moral Rights**" means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws or treaty of any jurisdiction or country (including, without limitation, any right to claim authorship of a work, any right to object to any distortion, mutilation or other modification of a work, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to his honor or reputation, and any similar right), regardless of whether or not such right is denominated or generally referred to as a "*moral right*".

10. The Employee undertakes and covenants that he will promptly disclose in confidence to the Company all Inventions that are Developed during the term of his employment with the Company, and/or that are otherwise deemed as Company Inventions.

11. The Employee acknowledges and agrees that all Company Inventions (including, without limitation, all work products, by-products, amendments, improvements, updates, upgrades, derivative works and residuals thereof), and all rights (including, without limitation, all Intellectual Property Rights), titles and interests therein and/or thereto, will be the sole and exclusive property of the Company, and the Employee shall retain no rights, titles and/or interests of any kind therein and/or thereto.

12. The Employee hereby irrevocably transfers and assigns to the Company (without any further consideration or compensation, other than those expressly specified in the Agreement), and for sake of clarification irrevocably, completely and forever waives any of his rights, titles, and interests in and to any and all the Company Inventions (and any and all Intellectual Property Rights with respect thereto). Any assignment of Company Inventions hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, the Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company's customers, with respect to such rights, and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. The Employee further acknowledges and agrees that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

13. Attached hereto as **Schedule I** is a list describing all existing Inventions, if any, (a) that are owned by the Employee or in which the Employee has an interest and were made or acquired by the Employee prior to Employee's date of first employment by Company, and (b) that may relate to Company's business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company ("**Excluded Inventions**"). If no such list is attached, the Employee represents and confirms that it is because he has no Excluded Inventions. For purposes of this Agreement, "**Other Inventions**" means Inventions in which the Employee have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions and Excluded Inventions. The Employee acknowledges and agrees that if he uses any Excluded Inventions or any Other Inventions in the scope of his employment, or if he includes any Excluded Inventions or Other Inventions in any product or service of Company, or if his rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, the Employee will immediately so notify Company in writing. Unless Company and the Employee agree otherwise in writing as to particular Excluded Inventions or Other Inventions, the Employee hereby grants to Company, in such circumstances (whether or not the Employee gives Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, the Employee hereby represents and warrants that such third party or parties have validly and irrevocably granted to the Employee the right to grant the license stated above.

14. The Employee hereby agrees and understands that he is not, nor will he be, entitled to, any consideration or other compensation of any kind (whether monetary or other) with respect to any and all of the above (except as

explicitly set forth in the Agreement), and for the avoidance of any doubt the Employee hereby expressly, completely and irrevocably waives in advance on any such consideration and other compensation. Without limitation of the foregoing, the Employee acknowledges and irrevocably confirms that the consideration explicitly set forth in the Agreement includes, *inter alia*, adequate and complete compensation for any contribution of the Employee to the Company Inventions, the assignment of all of the rights and interests that the Employee may have (if any) therein or thereto to the Company as aforesaid, and the other undertakings, agreements and waivers of the Employee hereunder, and is in lieu of any rights to receive royalties and/or other compensation that the Employee may have and/or that may arise in connection with the Company Inventions under any applicable law or otherwise (including, without limitation, any right to receive royalties or other payment according to Section 134 of the Israeli Patent Law). Accordingly, the Employee hereby irrevocably, completely and forever waives claims and/or demands that he has, or may have in the future, for any compensation, or royalties and/or other consideration in connection with any Company's Inventions, including, but not limited to, any rights to claim royalties or other consideration with respect to any Company Invention, including under Section 134 of the Patent Law and agrees never to assert any claim and/or demand to any Intellectual Property Rights, royalties and/or other payment pertaining to any Company Invention.

15. The Employee further agrees to perform, during and after employment, all acts deemed reasonably necessary or desirable by the Company to permit and assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Employee himself.

16. The Employee shall not incorporate in any Company's software, code or other work, deliver to the Company, and/or otherwise utilize and/or install on any of the Company's Equipment, any software of any third party (including software code licensed under the GNU, GPL or LGPL or any other license that by it terms, requires or conditions the use, modification or distribution of such code on disclosure, licensing or distribution of any other code owned or licensed by the Company), except in strict compliance with Company's policies regarding the use of such software. Upon the Company's request, the Employee will transfer to the Company his log-on passwords to the Company's Equipment.

17. The Employee acknowledges that the Company respects the intellectual property of others, and undertakes not to disclose to the Company any confidential information of any third party, or make any use of third parties' intellectual property, in the framework of his employment with the Company.

<u>Unfair Competition and Non-Solicitation</u>

18. In order to enable the Company to effectively protect its legitimate interests and Proprietary Information (which constitute the essence of its protected business and commercial advantage in which significant capital investments were made), the Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of six (6) months thereafter, engage in, establish, open or in any manner whatsoever become involved in, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, venture, occupation, work or any other activity that competes with the business of the Company and/or which is reasonably likely to involve or require the use of any of the Company's Major Assets (as defined below). The Employee confirms and acknowledge that engagement, establishment, opening or involvement, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Company's Major Assets.

19. The Employee agrees and undertakes that during the term of the Agreement and for a period of twelve (12) months following its termination, for any reason whatsoever, the Employee will not in any manner, directly or indirectly, including personally or through any business in which Employee may be an officer, director, shareholder, owner, partner or serve in any other similar capacity (whichever title such capacity shall have), take, or attempt or instruct others to take, any of the following actions: (i) recruit, solicit, induce or hire, for employment or engagement any person who is employed or retained as an employee, subcontractor, consultant or advisor, by the Company, or was employed or retained as such during the twelve (12) months preceding termination of Employee's employment with the Company; and/or (ii) solicit or induce any service provider, agent, distributor, customer, client or supplier of the Company to terminate, reduce or modify the scope of its engagement with the Company.

20. The Employee acknowledges that in light of Employee's position with the Company and in view of the Employee's exposure and access to, and involvement in, the Company's sensitive and valuable trade secrets and other proprietary information, property (including, intellectual property), as well as its technologies, goodwill and business and strategic plans (the "**Company's Major Assets**"), the provisions of Section 16 above are reasonable and necessary to legitimately protect the Company's Major Assets (which constitute the essence of its protected business and commercial advantage in which significant capital investments were made), and are being undertaken by the Employee as a condition to his employment by the Company.

21. The Employee acknowledges and agrees that his Salary includes, among others, adequate compensation for his undertakings in Sections 18-20 above.

Reasonableness of Protective Covenants

22. The Employee confirms that he has carefully reviewed the provisions of this Undertaking, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to the Employee of subscribing to this Undertaking and, specifically, Sections 18-20 hereof, and acknowledges and agrees that:

22.1. The Employee's obligations of confidentiality, non-competition and non-solicitation included in this Undertaking are necessary and essential to protect the business and legitimate interests of Company and to realize and derive all the benefits, rights and expectations of conducting Company's business, and that the scope and duration of such obligations and the other protective covenants contained herein are fair, reasonable and proportional in all aspects, especially in light of the compensation to which the Employee is entitled under the Agreement (which constitutes, among others, good and valuable consideration for Employee's agreement to be bound by such covenants).

22.2. Breach of any obligation under this Undertaking shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, shall constitute a material breach of the Agreement, and may harm the trade secrets, confidential connections, confidential information and other privileged interests of the Company.

22.3. The Employee's obligations under this Undertaking, which are reasonable and proportional, do not prevent the Employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

22.4. Nevertheless, if any of the restrictions set forth in this Undertaking shall for any reason be found by a court having jurisdiction to be unreasonable or excessively-broad as to geographic area, scope, activity or time or to be otherwise unenforceable or invalid, the parties hereto intend for the restrictions set forth in this Undertaking to be reformed, modified and redefined by such court so as to be reasonable and enforceable to the fullest extent possible and, as so modified by such court, to be fully enforced.

Remedies for Breach

23. The Employee acknowledges that the legal remedies for breach of the provisions of this Undertaking may be found inadequate and therefore agrees that, without derogating from and in addition to any other remedy which may be available to the Company under any applicable law or otherwise, the Company may also seek and obtain temporary, preliminary and permanent injunctions and other appropriate equitable relief against any and all such actions.

Entire Agreement; Survival

24. With respect to all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by the Company shall be void. The undertakings of the Employee set forth in this Undertaking shall remain in full force and effect after termination of the Agreement.

07-Feb-18	Ravit Ram	
Date	Name	Signature

Digitally signed by Andrew Taylor
DN: cn=Andrew Taylor, o=CFO, Motus GI, ou, email=Andrew@motusgi.com, c=US
Date: 2018.02.13 15:34:31 -05'00'

SCHEDULE I
EXCLUDED INVENTIONS

TO: Motus G.I. Medical Technologies Ltd.

FROM: ______________________

1. **Excluded Inventions Disclosure**. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

- [X] No Excluded Inventions.
- [ ] See below:

____
____
____
____
____
____

- [ ] Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	**Party(ies)**	**Relationship**
1.			
2.			
3.			

- [ ] Additional sheets attached.

07-Feb-2018	Ravit Ram	
Date	Name	Signature

Exhibit C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUNDS AND INSURANCE FUNDS IN LIEU OF PAYMENT OF SEVERANCE PAY

*By virtue of my power under section 14 of the Severance Pay Law, 1963 (hereinafter: the "**Law**"), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 1964 (hereinafter: the "**Pension Fund**") or to managers insurance including the possibility of an insurance pension fund or a combination of payments to an annuity fund and to a non-annuity fund (hereinafter: the "**Insurance Fund**), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has an annuity fund (hereinafter: the "**Employer's Payments**), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the "**Exempt Salary**"), provided that all the following conditions are fulfilled:*

(1) The Employer's Payments -

(a) To the Pension Fund are not less than $14^{1}/_{3}\%$ of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of $2^{1}/_{3}\%$ of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b) To the Insurance Fund are not less than one of the following:

*(1) $13^{1}/_{3}\%$ of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of $2^{1}/_{2}\%$ of the Exempt Salary, the lower of the two (hereinafter: "**Disability Insurance**");*

(2) 11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall only replace 72% of the Employee's severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of $2^{1}/_{3}\%$ of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2) No later than three months from the commencement of the Employer's Payments, a written agreement is executed between the employer and the employee in which -

(a) The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b) The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee's right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard "Entitling Event" means death, disability or retirement at after the age of 60.

(3) This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

Employee